UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2016

MIRNA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37566	26-1824804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2150 Woodward Street, Suite 100
Austin, TX 78744
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (512) 901-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On June 24, 2016, Mirna Therapeutics, Inc. (“Mirna” or the “Company”) entered into a Lease (the “Lease”) with G&I VII Encino Trace II LP, a Delaware limited partnership (the “Landlord”), for certain real property located at 5707 Southwest Parkway, Suite 100, Austin, Texas 78735, consisting of approximately 23,578 square feet (the “New Facility”).  Mirna currently subleases offices and laboratory space located at 2150 Woodward Street, Suite 100, Austin, Texas 78744 (the “Current Facility”), pursuant to a lease dated October 31, 2014, which expires pursuant to its terms on August 31, 2016.  Mirna intends to move all of its operations in the Current Facility to the New Facility.  The Company intends to use the New Facility for general office purposes and laboratory purposes.

The term of the lease shall initial be for a 123-month period (the “Initial Term”), with the option to extend the Lease for up to two consecutive terms of 60 months, each beyond the end of the Initial Term, on the same terms and conditions of the Lease.  The rent for the Initial Term is fixed as described in the Lease.  The Lease provides that the term of the lease shall commence on the earlier of (i) the date on which the Company first conducts any business in all or any portion of the New Facility; (ii) substantial completion of the improvements, alterations and other physical additions to be made to the New Facility, as described in the Lease, or (iii) January 1, 2017 (the “Commencement Date”).  Beginning from the Commencement Date to the day immediately prior to the 3-month anniversary of the Commencement Date (the “Abatement Period”), no rent is due or payable, but the Company will pay to the landlord certain expenses due to the Landlord, as specified in the Lease.  At the end of the Abatement Period, rent payments shall commence. The Lease provides for annual base rent of approximately $0.6 million in the first year after the Abatement Period, with subsequent yearly increases of approximately 3% in annual base rent. The Lease further provides that Mirna is obligated to pay to Landlord certain costs, taxes and operating expenses related to the Lease and the New Facility, subject to certain exclusions.  The Lease also includes customary provisions regarding, among other things, payment of utility services, alterations, repairs and maintenance, indemnification and roof rights.

Mirna is entitled to an improvement allowance of approximately $1.9 million to be used for planning and construction costs incurred by Mirna to construct certain improvements to the New Facility, as well as certain fees to be paid to the Landlord.

Mirna has obtained a standby letter of credit (the “Letter of Credit”) in the initial amount of approximately $2.4 million, which may be drawn down by Landlord in the event of default, as provided for in the Lease.  Pursuant to the terms of the Lease, if Mirna meets certain requirements, the amount due under the Letter of Credit may be reduced to approximately $800,000.

The foregoing description of the Lease is not complete and is qualified in its entirety by reference to the full text of the Lease, which Mirna intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period during which the Lease was entered into.

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

On June 29, 2016, Mirna Therapeutics, Inc. (“Mirna” or the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on two proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 27, 2016. Only stockholders of record as of the close of business on May 2, 2016, the record date for the Annual Meeting, were entitled to vote at the Annual Meeting. As of the record date, 20,830,555 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. The tabulation of the stockholder votes on each proposal brought before the Annual Meeting is as follows:

Proposal 1. The election of three directors to hold office until the 2019 annual meeting of stockholders or until their respective successor is elected:

Nominee	Votes For	Votes Withheld
Matthew Winkler, Ph.D.	15,840,132	152,276
Peter S. Greenleaf	15,661,258	331,150
Perry Nisen, M.D., Ph.D.	15,991,258	1,150

Proposal 2. The ratification of the selection, by the audit committee of the board of directors of the Company, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016:

Votes For	Votes Against	Abstentions
18,242,818	12,016	—

As a routine proposal under applicable rules, no broker non-votes were recorded in connection with this proposal.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRNA THERAPEUTICS, INC.

Date: June 30, 2016	By:	/s/ Jon Irvin
Jon Irvin
Vice President, Finance

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